October 7, 2013

Mr. Richard A. Montoni
Chief Executive Officer
MAXIMUS, Inc.
1891 Metro Center Drive
Reston, Virginia 20190

Re:       Extension of Employment Agreement

Dear Rich:

You and MAXIMUS, Inc. (“MAXIMUS”) entered into an Executive Employment, Non-Compete and Confidentiality Agreement effective April 24, 2006 which was subsequently amended on November 20, 2007 and December 22, 2009 (the “Employment Agreement”).  The current term of the Employment Agreement is scheduled to expire on April 24, 2014.  The Board of Directors of MAXIMUS has authorized the extension of the Employment Agreement until April 24, 2018.

In addition, the Board proposes to revise the Employment Agreement by inserting the following sentence at the end of Section 1.2(d):

“Any Restricted Stock Units or other equity awards made to the Executive on or after October 1, 2013, shall vest according to their stated vesting schedules (or pursuant to the acceleration feature in connection with a Change in Control) unless the Executive is terminated for Cause or voluntarily resigns his employment without Good Reason in which case any unvested awards shall be forfeited as of the effective date of termination.”

If you agree to the extension and revision set forth above, please sign where indicated below and return the signed version of the letter to me.  All other terms and conditions of the Employment Agreement shall remain unchanged.

Please contact me with any questions.  Thank you.

Sincerely,

/s/ David R. Francis
David R. Francis
General Counsel

AGREED:

/s/ Richard A. Montoni
Richard A. Montoni

October 7, 2013
Date